Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Second Quarter 2019 Results

SYRACUSE, N.Y. — July 22, 2019 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2019 net income of $45.0 million, or $0.86 per share on a fully diluted basis. This compares to $44.6 million in net income or $0.86 per share reported for the second quarter of 2018. Operating diluted earnings per share, which exclude acquisition expenses, realized gains on the sale of investment securities and unrealized losses on equity securities, were $0.80 for the second quarter of 2019. This compares to operating diluted earnings per share of $0.86 in the second quarter of 2018. Increases in net interest income, nonbanking financial services revenues, realized gains on the sale of investment securities and a decrease in the provision for loan losses were offset by a decrease in noninterest banking revenues primarily related to the impact of the Durbin Amendment on interchange revenues, higher operating expenses, a higher effective income tax rate and an increase in fully-diluted shares outstanding.

On a linked quarter basis, fully-diluted earnings per share increased $0.06, or 7.5%, due to realized gains on the sale of investment securities and an increase in net interest income, offset, in part, by an increase in operating expenses and higher income taxes.

Second Quarter 2019 Performance Highlights:

❖	GAAP EPS of $0.86
❖	Operating EPS of $0.80
❖	Net interest margin of 3.80%, up seven basis points over the second quarter of 2018
❖	Deposit funding costs of 0.22%
❖	Annualized net charge-offs of 0.08%
❖	Return on assets of 1.68%
❖	Return on tangible equity of 17.74%
❖	Noninterest revenues (excluding realized gains on sale of investment securities) represent 38.8% of operating revenues
❖	Nonbanking financial services revenues were up $2.2 million, or 6.1% over the second quarter of 2018

“Our second quarter operating results reflect another solid and productive performance characterized by consistent and effective execution of our ongoing business strategy,” said President and Chief Executive Officer Mark E. Tryniski. “Solid execution by both our core banking and financial services businesses worked to offset a $0.05 reduction in earnings per share related to the Durbin debit interchange price restrictions, which became effective for the Company in the third quarter of 2018. Although the yield curve has flattened, the Company recorded a $1.5 million, or 1.7%, increase in net interest income over the prior year second quarter. Earning asset yields were up 15 basis points from the prior year second quarter, while funding costs increased nine basis points, resulting in a seven basis point improvement in net interest margin over the second quarter of 2018. Total average deposits were up $92.3 million, or 1.1%, compared to the linked first quarter, but ending deposits were down $131.5 million, or 1.5%, due to a seasonal net outflow of municipal deposits. Deposit funding costs remained well below industry and peer averages at 0.22% for the quarter, and the funding mix remained strong with almost 70% of total deposits in checking and savings accounts. Total ending loans increased $18.0 million, or 0.3%, during the second quarter despite a $39.9 million decrease in municipal loans as seasonally expected. Average total loans were up $21.0 million, or 0.3%, as compared to the linked first quarter and were up $44.0 million, or 0.7%, as compared to the same quarter last year.”

Mr. Tryniski added, “In the first quarter of 2019, we announced a definitive agreement to acquire Kinderhook Bank Corp., parent company of The National Union Bank of Kinderhook. This transaction closed on Friday, July 12, 2019 and the companies were operationally integrated over that same weekend. The transaction extends our banking footprint into the attractive Capital District markets which are similar to the other Upstate New York markets in which we are a strong competitor. It also complements the commitment we made in 2018 when we added an experienced commercial banking team focused on the greater Albany area. We welcome the employees of the former Kinderhook franchise into the Community Bank family and look forward to serving the needs of our customers in those markets for years to come.”

Total revenues for the second quarter of 2019 were $149.0 million, an increase of $5.6 million, or 3.9%, over the second quarter of 2018. The Company recorded a $1.5 million, or 1.7%, increase in net interest income and a $4.1 million, or 7.3%, increase in noninterest revenues between comparable quarters. The increase in net interest income was driven by an increase in the yield on earning assets, offset, in part by higher funding costs. The increase in noninterest revenue was largely due to the recognition of realized gains on the investment securities portfolio. During the second quarter of 2019, the Company sold $590.2 million of its available-for-sale Treasury securities with a remaining maturity of less than five years, which generated net realized gains of $4.9 million. The securities were sold when interest rates on the short-end of the yield curve dropped precipitously, providing an opportunity to hold the proceeds in higher yielding interest-earning cash until more attractive securities reinvestment options become available. There were no realized securities gains recorded in the second quarter of 2018. In addition, the Company’s revenues increased in all three of its nonbanking fee-based businesses, employee benefit services, wealth management and insurance, by a total of $2.2 million, or 6.1%. Deposit service fees decreased $3.0 million, or 15.7%, including a $3.5 million decrease due to Durbin-mandated price restrictions on debit-interchange fees for banks with over $10.0 billion in total assets, offset by a $0.5 million increase in other deposit related fees. On a linked quarter basis, total revenues increased $6.5 million, or 4.5%, due primarily to recognition of $4.9 million in net realized gains on the investment securities portfolio during the second quarter and a $1.4 million, or 1.7%, increase in net interest income. Excluding realized gains on investment securities, noninterest revenues contributed 38.8% of total operating revenues for the second quarter similar to the linked first quarter and second quarter 2018 results.

The Company recorded a $1.4 million provision for loan losses in the second quarter 2019. This was $1.0 million less than the amount recorded in the second quarter of 2018, and reflected an improvement in the Company’s asset quality metrics between the quarterly periods. The non-performing loan to total loan ratio stood at 0.39% at the end of the second quarter of 2019. This compares to 0.47% at the end of the second quarter of 2018.

Total operating expenses for the second quarter of 2019 were $91.2 million, as compared to $86.1 million in the second quarter of 2018, an increase of $5.1 million, or 5.9%. The increase was driven by a $1.1 million increase in acquisition-related expenses associated with the Kinderhook transaction, a $1.6 million, or 3.1%, increase in salaries and employee benefits and a net increase in all other operating expenses of $2.4 million. By comparison, during the first quarter of 2019, the Company incurred total operating expenses of $88.7 million, including $0.5 million of acquisition-related expenses. Exclusive of acquisition-related expenses, operating expenses increased $1.9 million, or 2.1%, on a linked quarter basis due, in part, to an additional day of payroll in the second quarter as compared to the first quarter.

The Company generated net interest income of $88.3 million during the second quarter of 2019. This represents an increase of $1.5 million, or 1.7%, compared to the second quarter of 2018. In addition, net interest margin improved seven basis points, from 3.73% in the second quarter of 2018 to 3.80% in the second quarter of 2019. The second quarter 2019 net interest income and net interest margin results were favorably impacted by a 15-basis point increase in the yield on loans, a 64-basis point increase in the yield on cash equivalents and an eight-basis point increase in investment securities yields, offset, in part, by a nine basis point increase in the cost of funds. Although the increase in net interest income was largely driven by rate factors, a $44.0 million increase in average loans outstanding; a higher-yielding asset class than cash equivalents and investment securities, and balance increases in lower-cost funding sources, including checking and savings accounts, also contributed favorably to the improvement. During the second quarter of 2019, average balances in lower cost core funding sources, including checking and savings accounts, represented approximately 66% of the Company’s funding base, as compared to approximately 64% in the second quarter of 2018. This change in the funding mix helped maintain total funding costs at a favorable 0.28% in the second quarter of 2019, an increase of only nine-basis points over the second quarter of 2018.

On a linked quarter basis, net interest income increased $1.4 million, or 1.7%, while net interest margin was unchanged at 3.80%. Second and first quarter 2019 results were favorably impacted by four basis points due to a $0.9 million Federal Reserve Bank semi-annual dividend, and $1.0 million in commercial loan fees, respectively. Both the yield on earning assets and total funding costs increased one basis point between the first quarter and the second quarter. Due to the Federal Reserve Bank’s size-based dividend payment policies, it is anticipated that the Company’s semi-annual dividend payment will be reduced in future periods, with an expected semi-annual quarterly impact of approximately one cent per share.

The Company recorded income tax expense of $11.4 million in the second quarter of 2019. This compares to income tax expense of $10.2 million recorded in the second quarter of 2018. The increase in income tax expense was driven by an increase in pre-tax income, including a $4.9 million increase in realized gains on investment securities, and a decrease in income tax benefits from equity-based compensation. The effective tax rate for the second quarter of 2019 was 20.2%, as compared to 18.7% in the second quarter of 2018. The effective tax rate for the second quarter of 2019 exclusive of equity-based compensation tax benefits was 21.3%, as compared to 20.9% in the second quarter of 2018. The effective tax rate for the first quarter of 2019 was 18.5%, which included a higher level of income tax benefits from equity-based compensation.

The Company provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, net realized gain on the sale of investments, the unrealized gain or loss on equity securities and loss on debt extinguishment. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.84 in the second quarter of 2019, compared to $0.90 in the second quarter of 2018, a $0.06, or 6.7% decrease, due almost entirely to the previously-mentioned impact of Durbin-related reductions in interchange revenues.

Financial Position

Average earning assets were up $53.5 million, or 0.6%, on a linked quarter basis, from $9.37 billion during the first quarter of 2019 to $9.43 billion during the second quarter of 2019. Average loan balances were $6.29 billion for the second quarter, up $21.0 million, or 0.3%, over the first quarter. Increases in average outstanding balances of consumer mortgages, consumer installment loans and business lending during the quarter were partially offset by a decrease in home equity loans. Average deposit balances were up $92.3 million, or 1.1%, from first quarter levels, due to an increase in retail and business deposits, offset in part, by a net decrease in municipal deposits as seasonally expected. Ending deposits were seasonally down $131.5 million, or 1.5%, between the end of the first quarter and the end of the second quarter due to the net outflow in municipal deposits. Average borrowings in the second quarter of 2019 of $319.5 million, were down $54.2 million, or 14.5%, on a linked quarter basis. This was primarily attributable to a decrease in municipal customer repurchase agreement balances of $26.1 million, or 11.8%, between the periods as seasonally expected and a $25.3 million decrease in average overnight Federal Funds borrowings.

Ending loans at June 30, 2019 were $6.28 billion. This is up $18.0 million, or 0.3%, from the end of the first quarter of 2019 and $2.9 million higher year-to-date. During the second quarter, an $18.4 million increase in consumer mortgages and a $17.1 million increase in consumer installment loans were partially offset by a $14.8 million decrease in the business lending portfolio and a $2.7 million decrease in home equity balances. Ending loans in the municipal sector of our business lending portfolio decreased from $93.8 million at March 31, 2019 to $53.9 million at June 30, 2019, a $39.9 million decrease. Certain municipal customers repay short-term loans and lines of credit annually at the end of the second quarter to meet their fiscal cycle requirements and advance on new loans and lines of credit in the third quarter for the next annual fiscal cycle. The Company expects the average balances in this portfolio to increase during the third quarter of 2019 to levels similar to the first quarter.

Investment securities totaled $2.40 billion at June 30, 2019. This is down $563.9 million, or 19.0% from the end of the linked first quarter of 2019 and $579.4 million, or 19.4%, from the end of fourth quarter of 2018. During the second quarter of 2019, the Company sold $590.2 million of Treasury securities. These proceeds were primarily held in overnight Federal Funds at higher net yields. Despite these securities sales during the quarter, the net unrealized gain in this portfolio was $36.5 million at June 30, 2019, compared to a $7.9 million net unrealized gain at March 31, 2019 and a $16.0 million net unrealized loss at December 31, 2018. The investment securities portfolio transitioned from a net unrealized loss position in December 2018 to a net unrealized gain position during 2019 due to a decrease in market interest rates. The effective duration of the securities portfolio was 2.7 years at the end of the second quarter, as compared to 3.0 years at the end of the first quarter of 2019.

Shareholders’ equity of $1.81 billion at the end of the second quarter was $152.6 million, or 9.2%, higher than the prior year period. The Company’s net tangible equity to net tangible assets ratio was 10.56% at June 30, 2019, up from 9.00% a year earlier and 9.83% at the end of the first quarter of 2019. The Company’s Tier 1 leverage ratio was 11.54% at the end of the second quarter, up from 11.27% at the end of the first quarter and 10.53% a year earlier. These results are primarily driven by strong earnings generation and capital retention over the last four quarters.

As previously announced in December 2018, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2019. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the second quarter of 2019.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined credit risk management and underwriting standards. Total net charge-offs were $1.2 million for the second quarter, compared to $0.9 million for the second quarter of 2018 and $2.6 million for the first quarter of 2019. Net charge-offs as an annualized percentage of average loans measured 0.08% in the second quarter of 2019, compared to 0.06% in the prior year’s second quarter and 0.17% in the first quarter of 2019. Nonperforming loans as a percentage of total loans at June 30, 2019 were 0.39%, unchanged from March 31, 2019 and improved from 0.47% at June 30, 2018. The total loan delinquency ratio of 0.87% at the end of the second quarter was one basis point lower than the level at March 31, 2019, and two basis points lower than one year earlier. The allowance for loan losses to nonperforming loans was 202% at June 30, 2019 and March 31, 2019, as compared to 169% at the June 30, 2018.

Dividend Increase

During the second quarter of 2019, the Company declared a quarterly cash dividend of $0.38 per share on its common stock, an increase of 11.8% compared to a $0.34 dividend declared in the second quarter of 2018. The second quarter 2019 dividend represents an annualized yield of 2.36% based upon the $64.42 closing price of the Company’s stock on July 19, 2019. The $0.04 increase declared in the third quarter of 2018 marked the 26th consecutive year of dividend increases for the Company. “The improvement in earnings and cash flow results continue to provide further strength to the Company’s capital accumulation and dividend capacity into the future,” said Mark E. Tryniski, President and Chief Executive Officer.

Kinderhook Bank Corp.

On July 12, 2019, the Company announced that it had completed the acquisition of Kinderhook Bank Corp. (“Kinderhook”) in an all cash transaction for total consideration of $93.4 million (the “Merger”). In connection with the Merger, Kinderhook’s wholly-owned bank subsidiary, The National Union Bank of Kinderhook was merged into the Company’s banking subsidiary, Community Bank, N.A. The Merger extended the Company’s branch footprint into the Capital District of Upstate New York and added 11 full-service branch locations across a five county area. Inclusive of the Kinderhook acquisition, the Company’s total assets increased to approximately $11.3 billion, including total loans of approximately $6.8 billion and total deposits of approximately $9.0 billion. This transaction is expected to be approximately $0.07 - $0.08 per share accretive to the Company’s first full year of GAAP earnings, excluding one-time transaction costs.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, July 22, 2019, to discuss second quarter 2019 results. The conference call can be accessed at 866-337-5532 (856-344-9184 if outside United States and Canada) using the conference ID code 9068098. Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/30937.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates over 234 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $11.0 billion (including the former Kinderhook), the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended		Year-to-Date
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Earnings
Loan income	$74,067	$71,152	$147,770	$140,593
Investment income	20,285	19,853	39,263	38,816
Total interest income	94,352	91,005	187,033	179,409
Interest expense	6,052	4,159	11,874	7,939
Net interest income	88,300	86,846	175,159	171,470
Provision for loan losses	1,400	2,448	3,822	6,127
Net interest income after provision for loan losses	86,900	84,398	171,337	165,343
Deposit service fees	15,996	18,964	31,860	38,141
Revenues from mortgage banking and other banking services	1,147	1,163	2,683	2,406
Wealth management and insurance services	14,907	13,911	29,118	27,976
Employee benefit services	23,787	22,542	47,841	45,548
Gain on sale of investments, net	4,882	0	4,882	0
Unrealized (loss)gain on equity securities	(13)	(21)	18	(21)
Total noninterest revenues	60,706	56,559	116,402	114,050
Salaries and employee benefits	54,008	52,402	107,387	104,261
Occupancy and equipment	9,619	9,437	19,907	19,968
Amortization of intangible assets	3,904	4,555	8,034	9,353
Acquisition expenses	1,194	71	1,728	63
Other	22,451	19,647	42,772	38,798
Total operating expenses	91,176	86,112	179,828	172,443
Income before income taxes	56,430	54,845	107,911	106,950
Income taxes	11,415	10,239	20,950	22,238
Net income	$45,015	$44,606	$86,961	$84,712
Basic earnings per share	$0.87	$0.87	$1.68	$1.65
Diluted earnings per share	$0.86	$0.86	$1.66	$1.63

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019		2018
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$74,067	$73,703	$73,316	$72,256	$71,152
Investment income	20,285	18,978	19,105	18,647	19,853
Total interest income	94,352	92,681	92,421	90,903	91,005
Interest expense	6,052	5,822	5,034	4,705	4,159
Net interest income	88,300	86,859	87,387	86,198	86,846
Provision for loan losses	1,400	2,422	2,495	2,215	2,448
Net interest income after provision for loan losses	86,900	84,437	84,892	83,983	84,398
Deposit service fees	15,996	15,864	16,116	16,127	18,964
Revenues from mortgage banking and other banking services	1,147	1,536	1,026	1,536	1,163
Wealth management and insurance services	14,907	14,211	13,675	14,438	13,911
Employee benefit services	23,787	24,054	23,466	23,265	22,542
Gain on sale of investments, net	4,882	0	0	0	0
Unrealized (loss)gain on equity securities	(13)	31	(65)	743	(21)
Loss on debt extinguishment	0	0	0	(318)	0
Total noninterest revenues	60,706	55,696	54,218	55,791	56,559
Salaries and employee benefits	54,008	53,379	52,040	51,062	52,402
Occupancy and equipment	9,619	10,288	10,210	9,770	9,437
Amortization of intangible assets	3,904	4,130	4,375	4,427	4,555
Acquisition expenses	1,194	534	0	(832)	71
Other	22,451	20,321	20,988	20,806	19,647
Total operating expenses	91,176	88,652	87,613	85,233	86,112
Income before income taxes	56,430	51,481	51,497	54,541	54,845
Income taxes	11,415	9,535	10,674	11,435	10,239
Net income	$45,015	$41,946	$40,823	$43,106	$44,606
Basic earnings per share	$0.87	$0.81	$0.79	$0.84	$0.87
Diluted earnings per share	$0.86	$0.80	$0.78	$0.83	$0.86
Profitability
Return on assets	1.68%	1.59%	1.53%	1.61%	1.66%
Return on equity	10.18%	9.85%	9.63%	10.28%	10.91%
Return on tangible equity(2)	17.74%	17.61%	17.61%	19.06%	20.58%
Noninterest revenues/operating revenues (FTE) (1)	38.8%	39.1%	38.5%	39.4%	39.7%
Efficiency ratio	59.8%	59.1%	59.1%	58.0%	57.2%
Components of Net Interest Margin (FTE)
Loan yield	4.73%	4.78%	4.65%	4.57%	4.58%
Cash equivalents yield	2.37%	2.33%	1.85%	1.60%	1.73%
Investment yield	2.73%	2.59%	2.62%	2.55%	2.65%
Earning asset yield	4.06%	4.05%	3.99%	3.91%	3.91%
Interest-bearing deposit rate	0.30%	0.27%	0.22%	0.18%	0.15%
Borrowing rate	1.87%	1.86%	1.68%	1.96%	1.80%
Cost of all interest-bearing funds	0.37%	0.36%	0.31%	0.29%	0.25%
Cost of funds (includes DDA)	0.28%	0.27%	0.23%	0.21%	0.19%
Net interest margin (FTE)	3.80%	3.80%	3.77%	3.71%	3.73%
Fully tax-equivalent adjustment	$990	$1,008	$1,062	$1,071	$1,094

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019		2018
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$6,294,772	$6,273,798	$6,276,231	$6,289,868	$6,250,739
Cash equivalents	334,304	121,304	28,817	26,832	170,745
Taxable investment securities	2,400,516	2,574,902	2,577,366	2,574,116	2,575,962
Nontaxable investment securities	397,316	403,359	423,902	441,719	457,254
Total interest-earning assets	9,426,908	9,373,363	9,306,316	9,332,535	9,454,700
Total assets	10,771,975	10,687,708	10,575,272	10,619,872	10,752,203
Interest-bearing deposits	6,170,832	6,107,732	6,039,390	6,077,581	6,282,098
Borrowings	319,505	373,656	389,378	393,483	397,101
Total interest-bearing liabilities	6,490,337	6,481,388	6,428,768	6,471,064	6,679,199
Noninterest-bearing deposits	2,326,630	2,297,472	2,317,042	2,336,778	2,287,722
Shareholders' equity	1,774,400	1,726,313	1,682,525	1,664,234	1,640,076
Balance Sheet Data
Cash and cash equivalents	$874,836	$508,364	$211,834	$256,838	$250,154
Investment securities	2,402,272	2,966,147	2,981,658	2,948,057	2,983,352
Loans:
Business lending	2,395,684	2,410,477	2,396,977	2,403,624	2,384,629
Consumer mortgage	2,255,782	2,237,430	2,235,408	2,220,022	2,210,051
Consumer indirect	1,082,834	1,070,840	1,083,207	1,098,943	1,063,679
Home equity	371,619	374,297	386,709	393,950	398,433
Consumer direct	178,151	173,042	178,820	184,349	181,217
Total loans	6,284,070	6,266,086	6,281,121	6,300,888	6,238,009
Allowance for loan losses	49,310	49,107	49,284	50,133	49,618
Intangible assets, net	800,515	804,419	807,349	811,700	816,127
Other assets	433,005	420,558	374,617	392,217	395,070
Total assets	10,745,388	10,916,467	10,607,295	10,659,567	10,633,094
Deposits:
Noninterest-bearing	2,363,408	2,346,635	2,312,816	2,346,932	2,332,745
Non-maturity interest-bearing	5,356,448	5,517,141	5,270,015	5,366,488	5,439,101
Time	768,349	755,886	739,540	750,401	742,147
Total deposits	8,488,205	8,619,662	8,322,371	8,463,821	8,513,993
Borrowings	144,290	251,833	315,743	276,559	183,785
Subordinated debt held by unconsolidated subsidiary trusts	97,939	97,939	97,939	97,939	122,826
Accrued interest and other liabilities	205,444	189,905	157,459	152,903	155,531
Total liabilities	8,935,878	9,159,339	8,893,512	8,991,222	8,976,135
Shareholders' equity	1,809,510	1,757,128	1,713,783	1,668,345	1,656,959
Total liabilities and shareholders' equity	10,745,388	10,916,467	10,607,295	10,659,567	10,633,094
Capital
Tier 1 leverage ratio	11.54%	11.27%	11.08%	10.72%	10.53%
Tangible equity/net tangible assets (2)	10.56%	9.83%	9.68%	9.13%	9.00%
Diluted weighted average common shares O/S	52,356	52,195	52,122	52,086	51,939
Period end common shares outstanding	51,571	51,471	51,258	51,137	51,086
Cash dividends declared per common share	$0.38	$0.38	$0.38	$0.38	$0.34
Book value	$35.09	$34.14	$33.43	$32.63	$32.43
Tangible book value(2)	$20.45	$19.40	$18.59	$17.67	$17.39
Common stock price (end of period)	$65.84	$59.77	$58.30	$61.07	$59.07

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019		2018
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$21,413	$21,252	$22,544	$21,982	$22,807
Accruing loans 90+ days delinquent	3,047	3,019	2,455	2,951	6,532
Total nonperforming loans	24,460	24,271	24,999	24,933	29,339
Other real estate owned (OREO)	1,736	1,524	1,320	1,142	1,310
Total nonperforming assets	26,196	25,795	26,319	26,075	30,649
Net charge-offs	1,197	2,599	3,345	1,700	933
Allowance for loan losses/loans outstanding	0.78%	0.78%	0.78%	0.80%	0.80%
Nonperforming loans/loans outstanding	0.39%	0.39%	0.40%	0.40%	0.47%
Allowance for loan losses/nonperforming loans	202%	202%	197%	201%	169%
Net charge-offs/average loans	0.08%	0.17%	0.21%	0.11%	0.06%
Delinquent loans/ending loans	0.87%	0.88%	1.00%	0.93%	0.89%
Loan loss provision/net charge-offs	117%	93%	75%	130%	262%
Nonperforming assets/total assets	0.24%	0.24%	0.25%	0.24%	0.29%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$15,529	$15,524	$16,182	$14,684	$14,644
Accruing loans 90+ days delinquent	2,863	2,593	2,106	2,688	6,243
Total nonperforming loans	18,392	18,117	18,288	17,372	20,887
Other real estate owned (OREO)	1,145	898	669	859	1,025
Total nonperforming assets	19,537	19,015	18,957	18,231	21,912
Net charge-offs	1,234	1,516	3,053	1,533	552
Allowance for loan losses/loans outstanding	0.93%	0.94%	0.93%	0.96%	0.98%
Nonperforming loans/loans outstanding	0.36%	0.36%	0.36%	0.35%	0.43%
Allowance for loan losses/nonperforming loans	260%	262%	256%	274%	225%
Net charge-offs/average loans	0.10%	0.12%	0.24%	0.12%	0.05%
Delinquent loans/ending loans	0.89%	0.89%	1.06%	0.97%	0.91%
Loan loss provision/net charge-offs	123%	142%	76%	138%	364%
Nonperforming assets/total assets	0.20%	0.20%	0.20%	0.20%	0.24%

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019		2018
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$45,015	$41,946	$40,823	$43,106	$44,606
Acquisition expenses	1,194	534	0	(832)	71
Tax effect of acquisition expenses	(242)	(99)	0	174	(13)
Subtotal (non-GAAP)	45,967	42,381	40,823	42,448	44,664
Gain on sale of investments, net	(4,882)	0	0	0	0
Tax effect of gain on sale of investments, net	988	0	0	0	0
Subtotal (non-GAAP)	42,073	42,381	40,823	42,448	44,664
Unrealized loss(gain) on equity securities	13	(31)	65	(743)	21
Tax effect of unrealized loss(gain) on equity securities	(3)	6	(13)	156	(4)
Subtotal (non-GAAP)	42,083	42,356	40,875	41,861	44,681
Loss on debt extinguishment	0	0	0	318	0
Tax effect of loss on debt extinguishment	0	0	0	(67)	0
Operating net income (non-GAAP)	42,083	42,356	40,875	42,112	44,681
Amortization of intangibles	3,904	4,130	4,375	4,427	4,555
Tax effect of amortization of intangibles	(790)	(765)	(907)	(928)	(850)
Subtotal (non-GAAP)	45,197	45,721	44,343	45,611	48,386
Acquired non-impaired loan accretion	(1,302)	(1,330)	(1,838)	(1,980)	(2,040)
Tax effect of acquired non-impaired loan accretion	263	246	381	415	381
Adjusted net income (non-GAAP)	$44,158	$44,637	$42,886	$44,046	$46,727

Return on average assets
Adjusted net income (non-GAAP)	$44,158	$44,637	$42,886	$44,046	$46,727
Average total assets	10,771,975	10,687,708	10,575,272	10,619,872	10,752,203
Adjusted return on average assets	1.64%	1.69%	1.61%	1.65%	1.74%

Return on average equity
Adjusted net income (non-GAAP)	$44,158	$44,637	$42,886	$44,046	$46,727
Average total equity	1,774,400	1,726,313	1,682,525	1,664,234	1,640,076
Adjusted return on average equity	9.98%	10.49%	10.11%	10.50%	11.43%

Earnings per common share
Diluted earnings per share (GAAP)	$0.86	$0.80	$0.78	$0.83	$0.86
Acquisition expenses	0.02	0.01	0.00	(0.02)	0.00
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.88	0.81	0.78	0.81	0.86
Gain on sale of investments, net	(0.10)	0.00	0.00	0.00	0.00
Tax effect of gain on sale of investments, net	0.02	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.80	0.81	0.78	0.81	0.86
Unrealized loss(gain) on equity securities	0.00	0.00	0.00	(0.01)	0.00
Tax effect of unrealized loss(gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.80	0.81	0.78	0.80	0.86
Loss on debt extinguishment	0.00	0.00	0.00	0.01	0.00
Tax effect of loss on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.80	0.81	0.78	0.81	0.86
Amortization of intangibles	0.07	0.08	0.08	0.08	0.09
Tax effect of amortization of intangibles	(0.02)	(0.01)	(0.02)	(0.02)	(0.02)
Subtotal (non-GAAP)	0.85	0.88	0.84	0.87	0.93
Acquired non-impaired loan accretion	(0.02)	(0.03)	(0.04)	(0.04)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.01	0.00	0.01	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.84	$0.85	$0.81	$0.84	$0.90

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2019		2018
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$91,176	$88,652	$87,613	$85,233	$86,112
Amortization of intangibles	(3,904)	(4,130)	(4,375)	(4,427)	(4,555)
Acquisition expenses	(1,194)	(534)	0	832	(71)
Total adjusted noninterest expenses (non-GAAP)	$86,078	$83,988	$83,238	$81,638	$81,486

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$86,078	$83,988	$83,238	$81,638	$81,486
Tax-equivalent net interest income	89,290	87,867	88,449	87,269	87,940
Noninterest revenues	60,706	55,696	54,218	55,791	56,559
Acquired non-impaired loan accretion	(1,302)	(1,330)	(1,838)	(1,980)	(2,040)
Gain on sale of investments, net	(4,882)	0	0	0	0
Unrealized loss(gain) on equity securities	13	(31)	65	(743)	21
Loss on debt extinguishment	0	0	0	318	0
Operating revenues (non-GAAP) - denominator	143,825	142,202	140,894	140,655	142,480
Efficiency ratio (non-GAAP)	59.8%	59.1%	59.1%	58.0%	57.2%

Balance sheet data
Total assets
Total assets (GAAP)	$10,745,388	$10,916,467	$10,607,295	$10,659,567	$10,633,094
Intangible assets	(800,515)	(804,419)	(807,349)	(811,700)	(816,127)
Deferred taxes on intangible assets	45,576	45,994	46,370	46,882	47,334
Total tangible assets (non-GAAP)	9,990,449	10,158,042	9,846,316	9,894,749	9,864,301

Total common equity
Shareholders' Equity (GAAP)	1,809,510	1,757,128	1,713,783	1,668,345	1,656,959
Intangible assets	(800,515)	(804,419)	(807,349)	(811,700)	(816,127)
Deferred taxes on intangible assets	45,576	45,994	46,370	46,882	47,334
Total tangible common equity (non-GAAP)	1,054,571	998,703	952,804	903,527	888,166

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,054,571	$998,703	$952,804	$903,527	$888,166
Total tangible assets (non-GAAP) - denominator	9,990,449	10,158,042	9,846,316	9,894,749	9,864,301
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	10.56%	9.83%	9.68%	9.13%	9.00%

(1) Excludes gain on sales of investments, unrealized gain and loss on equity securities and loss on debt extinguishment.

(2) Includes deferred tax liabilities related to certain intangible assets.

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